CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

Exhibit 99.1

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

February 5, 2007

03:30 pm CT

Operator:

Good afternoon. My name is (Ben) and I will be your conference operator today. At this time I’d like to welcome everyone to the Quality Systems Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session.

If you would like to ask a question during this time, simply press star then the number one on your telephone key pad. If you’d like to withdraw your question press the pound key. Thank you. Mr. Silverman you may begin your conference.

Lou Silverman:

Thank you (Ben) and welcome everyone to our call. Paul Holt, our CFO, Greg Flynn, our Executive Vice President and General Manager of the QSI Division and Pat Cline, President of the NextGen Healthcare Information Services Division once again join me on this afternoon’s call.

On today’s call, the company will be discussing its preliminary results for the quarter ended December 31, 2006.

These results, which should now be on the wire are deemed preliminary in nature because the company has received written notification from the Securities and Exchange Commission stating that the commission has initiated an investigation of trading activity in the company’s securities.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

While making clear that the investigation does not mean the commission has concluded there has been a violation of law, the commission seeks company documents and records concerning the company’s Chief Financial Officer. The company intends to cooperate fully with the Commission’s investigation.

The independent registered public accountant’s review of the unaudited interim financial statements for the period ended December 31, 2006 to be filed on Form 10-Q is not yet complete as the auditors received notification of this investigation on February 1, 2007.

We would appreciate on this call and thereafter your respecting our very limited ability to provide further comments on this matter.

Additionally, please note that the comments made on this call will include statements that are forward-looking within the meaning of the securities laws including without limitation statements related to anticipated industry trends, the company’s plans, products and strategies, preliminary and/or projected operating results, capital and equity initiatives, pending litigation and the implementation of or potential impact of legal, regulatory and accounting requirements.

Actual events or results may differ materially from our expectations and projections and you should refer to our prior SEC filings including our Forms 8-K, 10-K and 10-Q for discussions of the risk factors, management discussion and analysis and other information that could impact our actual performance.

We undertake no obligation to update any projections or forward-looking statements in the future. Also, as I have mentioned on each and every call for

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

the past many quarters, please continue to note that the company’s past performance, preliminary or otherwise, is not necessarily indicative of future performance.

I’ll now provide some summary comments on the quarter. Paul, Greg and Pat will follow with additional details.

For the December quarter, the company expects to report revenues of $38.5 million up approximately 44% over the prior year.

Fully diluted earnings per share are expected to be 32 cents, which would represent a 78% increase over the 18 cents earned in the same quarter of the prior year.

This 32 cent figure is inclusive of an approximately two cent per share expense tied to the adoption of FAS 123R, which is the accounting pronouncement related to accounting for stock options, as well as little over a one cent per share tied to reduction in our tax rate as a result of the reenactment of the R and D tax credit in December of 2006. Paul will have additional details on this item for you.

NextGen Healthcare revenue for the quarter is expected to be $34.2 million, which would represent a 50% year-over-year increase. Expected Next Gen operating income of $13.4 million would represent a 70% increase over prior year.

QSI Division revenue and operating income performance is expected to be up over prior years’ performance. Revenue is expected to be up approximately 10% on a year-over-year basis and operating income is expected to be up 44% on a year-over-year basis. Corporate expenses are expected to be $2.2 million,

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

which would represent a 26% year-over-year increase. EDI revenue for the quarter is expected to come in at $4.3 million, which would be up 30% over prior year.

I’ll again remind listeners that EDI revenue is reported as part of divisional revenue each quarter for each division.

Cash and cash equivalents are expected to be $80.4 million at quarter end up from $74.7 million in the prior quarter.

Head count at quarter end was 618.

Regarding investor conferences during the quarter, the company did present at the Credit Suisse, JMP and Piper conferences. JP Morgan initiated coverage on the company during the quarter. Between quarter end and this call, the company presented at the JP Morgan conference and the Needham Conference. First Analysis initiated coverage of the company as well in January.

On February 1, the company announced that it would pay a $1 per share dividend to shareholders of record as of February 13, 2007 with an anticipated distribution date of February 28, 2007, as well as the establishment of a regular quarterly dividend of 25 cents per share to commence after the conclusion of the quarter ended June 30, 2007 and continuing quarterly thereafter.

In closing my prepared comments for this call, I want to clearly point out that there are no guarantees that the company or either of its divisions will meet or exceed their past or expected levels of performance in future periods.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

It is possible that investors or analysts will set new short, medium or long-term expectations for the company. In response to this possibility, please continue to note that we do not give out financial guidance to the investment community and we do not comment on guidance advanced by members of the financial community.

I’ll now turn things over to Paul Holt.

Paul Holt:

Thanks Lou and hello everyone. Preliminary consolidated revenue increased to $38.5 million this quarter, an increase of 44% compared to $26.8 million in the year ago quarter. Our preliminary consolidated system sales is $19 million this quarter, representing an increase of 41% compared to $13.5 million in the prior year quarter.

Preliminary maintenance EDI and other services revenue rose 47% to $19.5 million, compared to $13.3 million in the prior year quarter. Preliminary consolidated gross profit margin this quarter came in at 67% up from 64.9% a year ago.

The increase in our preliminary gross margin over last year is due to a couple of factors: a relatively lower amount of hardware and third-party software as well as payroll expense as a percentage of revenue.

Total preliminary SG&A expense increased by approximately $2.6 million to $10.6 million in the third quarter, compared to $8 million a year ago. The increase in preliminary SG&A was primarily from increases in selling and compensation-related expenses in the Next Gen Division as well as higher corporate-related expenses.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

Preliminary SG&A expenses and percentage of revenue this quarter decreased to 27.5% compared to 30% in the prior year quarter, primarily due to a significant year-over-year growth in revenue which grew at a faster rate than SG&A expenses.

The company’s preliminary effective income tax rate was significantly lower this quarter compared to the prior year at 35.6% compared to 37.6% last year. The reason for the decrease in the preliminary effective tax rate was primarily due to the reenactment of the Federal Research and Development Tax Credits which occurred in December of 2006.

The reenactment was retroactive to the start of our fiscal year, resulting in a catch up of research and development credits recorded during the quarter ended December 31, 2006.

The December 31, 2006 quarter preliminary income tax provision included approximately $369,000 or one cent per diluted share in net benefit related to R and D tax credits, including catch up amounts from the first two quarters of the fiscal year.

Before I move to divisional performance, note that the third quarter preliminary results include $782,000 in additional pre-tax expenses related to stock options due to the adoption of FASB 123R.

The after tax impact of FASB 123R option expensing for the quarter was $587,000 or two cents per diluted share. And note that the prior year quarter does not include expensing of stock options under FASB 123R.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

In terms of divisional performance, our preliminary systems sales in the NextGen Division rose 40% to $17.9 million this quarter compared to $12.8 million a year ago.

Continued growth in NextGen’s base of installed users drove preliminary maintenance, EDI and other revenue in that division 61% higher than last year at $16.3 million versus $10.1 million last year. Preliminary operating income in the Next Gen Division was up 70% to $13,424,000 compared to $7,904,000 a year ago.

The Dental Division reported preliminary year-over-year increase of 10%, reporting revenue of $4,267,000 compared to $3,867,000 last year. Preliminary operating income for the division was $1,368,000.

Moving down to our balance sheet, our preliminary cash increased by approximately $5.7 million this quarter to $80.4 million or $2.98 per share compared to $74.7 million or $2.77 at the end of the prior quarter. This quarter our preliminary DSO’s grew five days at 140 days versus 135 days last quarter.

DSO’s in the year ago quarter were 129. Our preliminary DSO’s this quarter were impacted by a significant customer, which represented 20% of total gross accounts receivable as of December 31, 2006.

We were also impacted by re-staffing in our credit and collections group, as well as an increase in the amount of unpaid deferred revenue. We intend to work on bringing this number down.

Our preliminary DSO’s by division this quarter were 90 days for the QSI Division and 146 for the NextGen Division. Preliminary deferred maintenance

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

and services revenue was $40.5 million as of December 31. That’s up $1.2 million from the prior quarter and up $4.6 million compared to the beginning of the fiscal year.

Again the primary drivers of the growth in deferred revenue are deferred implementation and training, as well as maintenance services in the NextGen Division.

And again for those of you who are tracking this, our preliminary non-cash expenses for the quarter break down as follows: total amortization expenses $832,000 - that’s $36,000 for QSI and $796,000 for NextGen; total depreciation expenses $520,000 - $57,000 for QSI and $463,000 for NextGen.

Stock option compensation $889,000 and our investing activities for the quarter were as follows: Capitalized software $1,303,000 - that’s $44,000 for QSI and $1,259,000 for NextGen. Fixed Assets totaled - we invested $1,115,000; that breaks down to $62,000 for QSI and $1,093,000 for NextGen.

Again I’d like to thank you all for being on this call and your interest in our company, and I’ll turn things over to Greg Flynn who will provide you an update on the QSI Division.

Greg Flynn:

Thank you Paul and thanks to those of you on the call for joining us. The QSI Division as well as the EDI preliminary financial data have been addressed by Lou and Paul, so I’ll focus on software development achievements for the division and then other historical areas of interest for these calls.

Most key for the division in the last quarter was our development and implementation efforts for the CPS clinical product suite software package.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

We are clearly advancing in our goal of merging our business functions with our clinical functions.

We are enabling practitioners to have knowledge and control of both their patient treatment and business management chair side. There are many new CPS developments to be debuted at our Users Group meeting beginning tomorrow. I’m excited to see our users’ reactions and I’m proud of our staff’s effort in advancing our CPS product.

Now following the line of historical questions, I’ll comment on our sales staffing and pipeline. Our sales staffing remains unchanged from last quarter and our pipeline is approximately $3.2 million.

Our pipeline is defined as sales situations where QSI is in the final three purchase choices and we believe that the sale will occur within 180 days. With that I’ll turn the call over to Pat Cline as you know President of our NextGen Division.

Pat Cline:

Thanks Greg. During the quarter NextGen executed approximately 80 customer agreements up significantly from the prior quarter and at the high end of our historic range. I’m also happy to report that the company reached new highs in areas of customer service last quarter, for example, in response time related to support calls.

Our sales force grew again to a total of 58 people and we’re working hard to get many of our newer people up to speed. Our pipeline has also grown to over $70 million at this point.

NextGen continues to win key sales in the marketplace and we feel very good about the company’s future.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

In closing I’d like to once again thank NextGen’s employees for the hard work and our customers for their continued confidence. (Ben), we’re ready for questions.

Operator:

At this time if you’d like to ask a question, please press star then the number one on your telephone key pad. We’ll pause for just one moment to compile the Q and A roster. Your first question comes from (Sean Weiland).

(Sean Weiland):

Hi. Thanks for taking the question. And I don’t - I haven’t see the numbers - at least I haven’t seen them on my wire yet - but I guess the first question I have is you said that one customer was 20% of accounts receivable. Was this a deal that signed in the quarter or was this a historical deal? Could you tell us who it is?

Paul Holt:	Well (Sean) this is Paul. We won’t get into naming any individual customer but this particular customer constitutes 20% of AR and that’s about as far as we really can go with...

Lou Silverman:	(Sean) this is Lou. That’s aggregate AR. It’s not bracketed into just the quarter.

(Sean Weiland):	Okay.

Lou Silverman:	So it’s total company. It’s the accumulated AR over how much time the AR captures.

(Sean Weiland):	So is if safe to assume that it would be (Siemens)?

Lou Silverman:	You’re free to make whatever assumptions you want. Safe or otherwise.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

(Sean Weiland):

Okay. And you kind of went over it a little bit fast on what we can’t ask you about on the pending SEC investigation. I kind of missed some of the moving parts there. Can you just tell us what that is again?

Lou Silverman:	Yes, well, all I just said was that given the nature of this we’d appreciate your respecting our limited ability to provide further comments on the matter.

(Sean Weiland):	Okay. Is there a filing on that or will there be?

Lou Silverman:

That’s a good question. We have our press release that has a little bit of texture on that, although not much more than I read. And then we will with our Q have some data in there. It’s premature to speculate exactly what’s going to be in there.

But the plan is you’ll have essentially a repeat of what I read through in a couple of places. The transcript for this call and the press release will be pretty close to that and then we’ll more than likely put something in our Q when it’s filed.

(Sean Weiland):	Okay. And just so you know I can’t find the release anywhere on the wire. So there might be a delay in that.

Lou Silverman:	I apologize for that. And I know that we have people working on it. It’ll be out there at some point. It should have been out there long ago. We do have people working on it.

(Sean Weiland):	Okay. Thank you very much.

Operator:	Your next question comes from (Atif Rahan).

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

(Atif Rahan):

I haven’t seen the number with but just wondering I mean I missed your comments on the investigation. Perhaps - could you explain to us why you can’t tell us any more about it than what you’ve told us at this moment? Or at least when you received notice of the investigation?

Lou Silverman:

On that I think that at this point we’re content to leave it with the information that we provided thus far. Again, it is an investigation into trading in the company’s equities and the data that the SEC has asked for from us revolves around activities of Paul Holt our CFO.

(Atif Rahan):	Okay and do you have a date - an expected filing date for your Q?

Lou Silverman:	We know what the deadlines are and we anticipate everybody working with maximum effort to meet those deadlines.

(Atif Rahan):	Okay. Thank you.

Lou Silverman:	That’s short of a guarantee, but we know everybody is going to be working hard to get there.

(Atif Rahan):	All right. Thanks.

Operator:	Your next question comes from (Richard Close).

(Richard Close):

All right. Great. Thank you. We’ll look forward to those press releases as well. Just quickly I was wondering if we could talk a little bit about the sales force. You said you increased that to 58 this quarter. I believe it was flat last quarter at 52. Is that correct?

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

Pat Cline:	I think it was somewhere in that number. I don’t have the prior Q number. I think 52-54 somewhere in there.

(Richard Close):	Okay, so with that being said, of the ten people you hired I guess in the June quarter last year, how many would you say are still at the firm or at the company?

Pat Cline:

Well I have to apologize again. I don’t have that in front of me. Typically out of ten people hired three or four may make it the first year. Most of the turnover the first year would be caused by us as opposed to any other factor.

(Richard Close):	Okay. And with respect to the 20% of accounts receivable would that one customer have been 10% in the September quarter?

Lou Silverman:	Richard this is Lou. My recollection is that we did have an AR concentration in the September quarter. I don’t remember the exact concentration?

Paul Holt:	About 13%.

Lou Silverman:	And we would also have an obligation to disclose a revenue concentration if it was greater than 10% in a quarter or on a year to date basis and we haven’t disclosed that.

(Richard Close):

Okay and final question because I know other people want to jump on here, but with respect to - I believe you gave in your Q the level in millions of dollars of sales with VARS. Do have that for this quarter - the December quarter or should I look in the Q when that comes out?

Paul Holt:	Why don’t you just stand by for the Q when that comes through?

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

(Richard Close):	Okay. Thank you very much.

Lou Silverman:	Thanks (Richard).

Operator:	Your next question comes from (George Hill).

(George Hill):	Good afternoon guys. Can you explain, Lou, I don’t necessarily understand why the investigation is delaying the filing of the Q?

Lou Silverman:

Fair question and we continue to work with our auditors to make sure that they’re ready to sign off and check off on our numbers. And I think they’re just reviewing their audit procedures and internal standards to make sure that in the context of this investigation that they’ve completed all of the reviews that they need to.

I don’t think it’s advisable for me to get into the business of charting out what the auditors are going to do or feel like they need to do. I know they’re working on that and we intend to work with them, to assist in any way we can.

(George Hill):	Okay and just because I also have not seen the press release...

Lou Silverman:	You know (George) we’re not sure exactly what’s going on other than we keep getting assurances that - somebody said it just hit.

(George Hill):	Did you say that Paul or Pat is the subject of the investigation?

Lou Silverman:	Paul Holt our Chief Financial Officer.

(George Hill):	Okay and all right that might explain a little bit more about the problem.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

Pat Cline:	Actually let me clarify that. Nobody said that Paul Holt was the subject of an investigation.

Lou Silverman:	Fair clarification Pat.

(George Hill):	Okay. And then the last question I would want to dig into is that just to hit a couple of the numbers real quick you said that NextGen System revenue was?

Lou Silverman:	Paul, NextGen System revenue was?

Paul Holt:	NextGen System revenue was what you asked?

(George Hill):	Yes.

Paul Holt:	$17.9 million.

(George Hill):	Okay. And 80 new deals in the quarter?

Pat Cline:	That’s about 80.

(George Hill):

About 80 new deals? Well I’ll say according to my model that would indicate that average deal size is falling off a little bit. Are you guys seeing more traction down market would be my next question? Or is my assumption there wrong.

Pat Cline:

Well it depends on how broad a time horizon upon which you make your assumption. If you look quarter-over-quarter certainly the average deal size would be down. If you look over a longer period of time I think you’ll see that it’s well within the historical range.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

(George Hill):

Okay and I’ll say any changes you guys are seeing in the competitive market? I’ll say just from my perspective we’ve seen one of the smaller private companies get more aggressive especially on price. Anything that you guys are seeing from a competitive or pricing perspective you can comment on?

Pat Cline:

As I mentioned on a couple of prior calls we see one or two of our - actually a couple of our competitors getting more aggressive. As I think about it I’ll correct myself and say that I can think of three of our competitors that have gotten more aggressive in pricing. Fortunately, NextGen has not had to react in any material way to that.

We think we bring quite a lot of value at our current price structure. From time to time if there is a deal or potential customer that is of strategic value to us we may reduce our price not to meet competition but to push somebody who’s sitting on the fence to our side of the fence. But I don’t think our competitors’ pricing tactics have affected us very much.

(George Hill):

And I’ll ask one more brief question before I hop off. With the customer that is the outstanding DSO issue, is there anything that is different in their terms that would be different from the average customer that would lead to the increase in DSO days?

Paul Holt:	Yes, you’ll see in our Q that there - it’s some impact on the terms that we’ve extended and that has some impact on DSO’s.

(George Hill):	All right I’ll hop on the queue. Thanks again guys.

Operator:	Your next question comes from (Michelle McDonough).

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

(Michelle McDonough):	Hi. Can you explain to me why your NextGen System sales were down $1 million sequentially?

Lou Silverman:	Pat do you want to take that one?

Pat Cline:

No. I can’t. It’s very difficult to look quarter over quarter. I think if you were to graph the company’s results over a two year period you’d see trends with respect to system sales and just about everything else were very positive. If the time horizon is one quarter that’s tough for me to react to.

(Michelle McDonough):	Okay. Thank you.

Operator:	Your next question comes from (Dan Katz).

(Dan Katz):	My question has been answered. Thank you.

Operator:	Your next question comes from (Gene Manheimer).

(Gene Manheimer):	Thanks for taking the question. Pat can you elaborate a little bit on the mix of bookings within NextGen specifically practice management versus EMR?

Pat Cline:

EMR was a little bit up in the quarter, but not out of the historic range. For those on the call that may not be familiar with that range, the mix of EMR to EPM in most quarters has been about equal. Lately there’s been a slight edge on the EMR side that I attribute to the market.

Also, about 2/3 to 3/4 of our sales - or our customers have tended in the past to purchase both products; that is the practice management and the electronic health record product and there was not a material change in this quarter. It’ll vary slightly quarter to quarter but nothing big to report.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

(Gene Manheimer):	Okay. Thanks Pat. With respect to the segments in the market, say small, medium and high end, can you give us any color on how their bookings break out among practice size?

Pat Cline:

No we typically don’t report or break it down by practice size. While I don’t have all that information in front of me, based on sort of my gut and my knowledge of the quarter, we fared pretty well in each of the segments. I don’t think we saw a big shift from larger size to smaller, or smaller to mid-range or anything like that. It pretty well mirrors what we’ve done in the past.

(Gene Manheimer):	Okay. Thanks Pat. And final question, with respect to Siemens, do you typically invoice Siemens on delivery of software? And thank you for taking the questions.

Paul Holt:	We typically invoice on delivery of software. I think I would have to answer yes. We do charge for our products.

Pat Cline:

However while they may be invoiced upon delivery of the software, they also may have payment terms that are tied to other milestones or other time frames. So invoicing at time of delivery of software isn’t necessarily the same as payment for the software being due with the invoice.

Paul Holt:	Well said, Pat.

(Gene Manheimer):	Understood. Thanks very much.

Operator:	Your next question comes from (David Sicily).

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

(David Sicily):	Hi. I wanted to touch on that systems sales question and ask it seems like since Q4 fiscal ‘06 I guess the system sales have peaked to $20 million and now have bounced down around to the $17.9.

So kind of give us a sense of why that is? I mean what’s happening out there in the marketplace because I think it was Pat that spoke you acknowledge that there’s been tremendous growth over the last couple of years in this area.

And it now seems to be flattening out and the business has been one of the maintenance in EDI space. So maybe qualitatively after you answer the first part, give us kind of a connection how you’re driving the ancillary revenues.

Pat Cline:

Well certainly as the existing customer base grows and as our systems are accepted in the marketplace by the providers or physicians that are using them, those existing customers want to purchase more in the way of additional services, additional modules and those kinds of things.

So sales to existing customers whether that service is EDI or those kinds of things are not - I wouldn’t characterize them as bad things. I think that’s good and again a testimony to the software’s success.

And I don’t necessarily agree with the notion that new system sales are flattening out. Again if you look at a relatively short time horizon you may conclude that. Again, I just don’t necessarily agree with that conclusion.

(David Sicily):	I apologize for trying to box you into Wall Street view. I will concur that you’ve had it over time. It’s been growing, so I apologize.

Paul Holt:	I think the other thing that needs to be included in here is that Q4 number that you’re referring to included a fairly good size chunk of revenue that was

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

picked up from that Siemens transaction from last year. So you may not be using a fair comparison there in light of that individual transaction that we had last year.

(David Sicily):

Sure but I was putting it in the context of what you said, which was that you had I believe the NextGen systems sales were up 50%, so you weren’t really playing that - if you want to quantify that Siemens push out that would be great.

Paul Holt:	Well I think as we did disclose we had $2.4 million that was recognized in that Q4 quarter.

(David Sicily):	And that was all Siemens though, right?

Paul Holt:	Yeah, that was part of that transaction.

(David Sicily):	Okay so that helps us put - thank you I didn’t know that.

Operator:	Your next question comes from (Vlad Artemano).

(David):

Actually it’s (David). I’ve got a question for you. You say that the investigation relates to the trading activities and you say that they’ve asked for records relating to the CFO. Is the record request exclusive to the trading activities of the CFO or is the information request broader than that?

Lou Silverman:	We’ve said what we have to say on the investigation at this time. We’re not at a place we’re going to an extreme level of detail.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

(David):	Well what I’m getting at is is the investigation relating around the company’s activities based upon the information request from the CFO or is it strictly around trading activities?

Lou Silverman:	The information sought is documents and records concerning the activities of our CFO.

(David):	So broader than just his trading activities?

Pat Cline:	I don’t think we can characterize - it’s tough for us to know exactly what other than what’s been asked the information that’s been asked of the company, exactly what is being looked into.

I want to repeat that - well let me just say that I’ve got every confidence in Mr. Holt. I think if the company felt that there was any wrongdoing Mr. Holt may not be on this telephone call. And I’ll add that as far as I know the company is not the target of the investigation.

(David):	I’m sorry. As far as you know the company is not the target of the investigation?

Pat Cline:	Yes. That’s what I said.

(David):	Okay. Thank you very much.

Operator:	Your next response comes from (Chris Leonard).

(Chris Leonard):	My question has been answered. Thank you very much.

Operator:	Your next response comes from (Greg Hadad).

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

(Greg Hadad):

Thank you. Good afternoon. On the NextGen market environment can you comment on whether the Anti-Kick Back Statute, Safe Harbor and Stark exception that were enacted at the beginning of the quarter had positive, negative or neutral impact on new sales and volume?

Pat Cline:	I think once again looking over a little bit of a longer time horizon the relaxation of the Stark regulations has positively impacted NextGen and our competition. I think the market has heated up.

The relaxation of the Stark laws - if customer organizations take advantage of it, those organizations would be typically the larger organizations, larger opportunities and the sales cycles typically associated with those organizations tend to be drawn out. But I do think that over the last quarter we have seen some benefit from it. Yes.

(Greg Hadad):

Good. Thank you. And with respect to subscription based pricing, could you comment on your thought process on that right now and both from a market perspective competitively as well as your own products and services and what you’re thinking about there?

Pat Cline:

While NextGen’s primary licensing model is to sell software licenses and provide help in having customers finance those licenses over a longer period of time if they’d like to pay for them by the month, we also offer subscription model pricing.

Subscription model pricing is something that’s preferred by at this point a small - in our opinion - subset of the market but we need to keep an eye on it.

(Greg Hadad):	Thanks very much.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

Pat Cline:	You’re welcome.

Operator:	Your next question comes from (Richard Close).

(Richard Close):	Yes, with respect to head count you gave us the sales people. Can you talk a little bit about any additions in terms of numbers on the Next Gen side for implementations?

Lou Silverman:	(Richard) this is Lou. Just to pop in line here in front of Pat, we gave you the total company head count. We haven’t typically broken out department by department.

Pat may have some additional granularity on this but from my perspective I think it’s fair to say that our additions to head count on a long view basis have been relatively consistent across all departments of the company. That is to say our additions have been spread out through many, many of our departments.

We believe that that is a good way to run a business; to continue to reinvest and bolster the rosters of the key departments in the company to keep up with growth that we’ve enjoyed in the past and hopefully to serve as a foundation for growth in the future.

(Richard Close):	Okay what was head count then? I missed that. I’m sorry.

Lou Silverman:	I believe 618 company-wide. I’m just checking it. Yes, 618 at quarter end total company.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

Pat Cline:

I’ll add a little texture to that. Over the last six or nine months I think we’ve added somewhere in the neighborhood of between 30 and 40 people in the company between our implementation and training department and our customer support or customer service departments. It’s somewhere in that range.

Again, I don’t want to get into a habit of breaking that out every quarter, but just to give you a texture over that longer period of time. The company is increasingly focused on customer satisfaction and customer service.

We think strategically that’s the way we can continue to protect our margins and our pricing and we in addition to growing the sales force will continue to grow our service staff accordingly.

(Richard Close):	And then a final question, maybe how would you characterize how you guys see yourself in terms of market share and then possibly you know thoughts on your win rate and competitive situations?

Pat Cline:

I don’t have our market share numbers in front of me. It’s something that we do pay attention to and we are very pleased with where we are relative to market share, share of new sales and especially our share of those key strategically important sales that are highly competitive. We win our fair share of the ones that we want to win.

(Richard Close):	Okay. Thank you.

Operator:	Your next question comes from (Len Padolski).

(Len Padolski):	Hi guys. Thanks for taking the follow-up. Question for Lou, do you guys plan on doing a follow-up call after the finalized numbers come out?

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

Lou Silverman:	Good question and I’m just going to leave that as an open item at this point in time. We’ll just play that by ear.

(Len Padolski):

Okay. Sounds good. And then moving onto the business, on the last call you guys commented that revenue from existing customers was up as a percentage of revenue sequentially. Can you give some commentary on that in the December quarter?

Pat Cline:	Revenue from existing customers?

Paul Holt:

Well I think what we said last quarter is we didn’t give out any numbers but we said that revenues with existing customers was up significantly that quarter and did have an impact on that quarter. I think that is what we said for the prior quarter.

(Len Padolski):	Right yeah, I think the commentary was pretty qualitative.

Paul Holt:	Yeah, and qualitatively I think we went to a little bit more of a traditional mix of existing versus new customers from a qualitative point of view?

(Len Padolski):	Was there any concentration that had an impact there?

Lou Silverman:

As we talked about (Len), the concentration that we referenced last quarter in the Q was a receivables concentration. We also talked about a similar concentration for this particular quarter. And we also mentioned that there was not disclosable revenue concentration in either of those quarters.

(Len Padolski):	And then one final question for Pat. You mentioned on the last call that one of your goals is to figure out how to sell 100 to 200 a quarter versus 50 to 70. I

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

guess you know anything in the hopper that you have on that front to get you guys to that goal at some point?

Pat Cline:

Well we have a number of initiatives under way in a lot of different areas of the company. I’ve alluded to one of two of them. We have some things that we’re pretty excited about relative to partnerships and in particular our partnership with Siemans and the additional opportunities that may come down the road.

But while we feel very positively about our future including the numbers of systems per quarter, again it’s not really something that you can look at on a quarter-over quarter and maybe not even a year-over-year basis.

What I was taking about - well I’m not sure what particular call you’re referencing.

(Len Padolski):	It was the November 2 call.

Pat Cline:

I’ve talked about that a couple of times also with respect to scalability and that is how do we leverage our training and implementation resources across a broader base of customers to make sure that when we have that type of demand that we can adequately deliver and adequately train our customers and continue to do a great job for them.

(Len Padolski):	I’m sorry. One final, final questions and I promise I’ll leave it at that. Any update on the small practice product?

Pat Cline:	Not that I’d want to go into on this call. I apologize.

(Len Padolski):	Okay. Thanks. Thanks very much.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

Pat Cline:	Thank you.

Operator:	Your next question comes from (Richard Adams).

(Richard Adams):	Yeah, hi. Do you guys have a cash flow from operations number for the quarter?

Paul Holt:	We will as soon as we file the Q. I’ve got - why don’t you just wait until we get the Q, which we’d like to get out shortly.

(Richard Adams):	Okay. And then just to clarify the DSO’s coming up in five days. Did you say that all of that was attributable to the one customer or just part of it?

Paul Holt:

Well I mentioned a couple of - three factors. I think it’s safe to say that significant customer was part of it but I don’t have some kind of finally tuned analysis that breaks it out for you, but I did - I mentioned the three what we feel are the most significant factors there.

(Richard Adams):

Okay and then just lastly, I think you mentioned seeing some pricing pressures from some competitors and I think e-clinical; works was mentioned. Have you seen them moving up into the mid-market segment from the small segment? Are they becoming a competitor from a head to head basis?

Pat Cline:

I’m not sure that ECW was mentioned, but now that you’ve mentioned them, not any more than usual. We’ve seen them from time to time for a while in that mid-market segment and we’re very happy with the way that we fare in that segment as well.

(Richard Adams):	Okay great. Thanks guys.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

Operator:	Your next question comes from (Donald Ridge).

(Donald Ridge):

Hello. Thank you for taking my question. You had a financial - looks like a great quarter. I’ve basically two questions. Number one do you have procedures in place and policies in place for trading the company stock for employees, officers and directors.

Lou Silverman:	We have a policy yes.

(Donald Ridge):

And the second part, your cash on hand looks pretty decent but going into a subscription or permitting a subscription basis and a 140 days DSO and paying a dividend. Is this going to strain your cash on hand at all?

Lou Silverman:

The Board of Directors when they were looking at this issue, took into account a whole bunch of factors and concluded that this was a prudent decision for the company and we need to continue to execute as a company to avoid the risk that you were pointing out. But I think it’s fair to say that was taken into consideration as the Board deliberated and through their conclusion.

(Donald Ridge):	Thank you.

Pat Cline:	I’ll also add - this is Pat - that I didn’t mention that we were moving to a subscription model. I just mentioned that we had offered a subscription model but our primary model is selling licenses.

There hasn’t been any been any major shift or focus relative to subscription based pricing. And finally our DSO’s as we talked about on a couple of prior

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

calls can tend to be sort of artificially inflated. Paul do you want to quickly go into the deferral issue?

Paul Holt:

On our balance sheet we include in accounts receivable amounts that are sitting in accounts receivable as well as accounts in deferred revenue. And we call it unpaid deferral revenue. And we have disclosures in the Q which allow you to calculate DSO’s on a gross basis or on a net basis.

And on the net basis, although I don’t have that number in front of me, its substantially less than on the gross basis.

(Donald Ridge):	Thank you.

Pat Cline:	Thank you.

Operator:	Your next response is from (Michelle McDonough).

(Michelle McDonough):	Hi can you tell me what the tax rate we should apply for next quarter and next year please.

Paul Holt:

Well you know we don’t have a practice of giving out any forward guidance like that. Unfortunately I’m afraid I can’t give you guidance about the future tax rates. I can just talk about what we’re reporting on today.

(Michelle McDonough):	Okay. And another question is when the Board voted on the dividend, did you have knowledge of the SEC investigation at that time?

Lou Silverman:	I’m not going to comment on that at this time.

(Michelle McDonough):	Oh okay. Thank you.

CCG INVESTOR RELATIONS

Moderator: Lou Silverman

02-05-07/03:30 pm CT

Confirmation # 7990986

Operator:	No other questions.

Lou Silverman:	Okay. Well, thank you everyone for joining us on our call today and we’ll look forward to chatting with you again down the road. Thank you.

Operator:	That concludes today’s Quality Systems Conference Call. You may now disconnect.

END